Exhibit 10

Bruce Swain
Executive Vice President
Chief Financial Officer
October 2, 2014
Dalerick Carden
3530 Woodbury Court
Cummings, GA 30041

Re:	Senior Vice President, Corporate Controller
Dear Dalerick:
Consistent with our recent conversations, this offer letter (including the Confidentiality and Non-Solicitation Agreement attached as Exhibit A hereto, collectively the “Offer Letter”) sets forth the terms and conditions of your employment with Crawford & Company (“Crawford” or the “Company”). If you choose to accept this offer, please sign and date below and return the executed Offer Letter to my attention.
1.    Title and Duties. You will be employed as Senior Vice President, Corporate Controller. In this capacity you will be based in Atlanta, Georgia, and will report to Bruce Swain, EVP, Chief Financial Officer. You will also be named a Senior Vice President of the Company, which has been approved Crawford’s Board of Directors. Your Grade Level will be E16. You will be expected to perform such duties and responsibilities customary to this position and as are reasonably necessary to the operations of the Company. You will be expected to comply with all provisions of the Company’s Employee Handbook and any other Company policies that may be in effect from time to time during your employment. The Company reserves the right to change any and all of its policies, including its benefit and compensation plans, and the specific duties of your position.

2.    Compensation.

(a)Base Salary. Effective October 10, 2014 your annual base salary will be $240,000, less all applicable deductions and withholdings (“Base Salary”), payable bi-weekly in accordance with the Company’s standard payroll practices. Your Base Salary will be reviewed annually, and any increases will be effective as of the date determined by Crawford’s executive management team. Because your position is exempt from overtime pay, your Base Salary will compensate you for all hours worked.

(b)Bonus. Subject to approval of Crawford’s Board of Directors, you are eligible to participate in the Crawford Short Term Incentive Plan (“STIP”). Your STIP Target Bonus will be 40% of your Base Salary, with a maximum STIP bonus of 80% of your Base Salary. Any STIP bonus will be payable in accordance with the STIP terms, and will be subject to applicable withholding taxes.

Exhibit 10

(c)Subject to approval of Crawford’s Board of Directors, you are also eligible to participate in the Crawford Long Term Incentive Plan (“LTIP”). LTIP awards are granted pursuant to the terms of the LTIP by Crawford’s Board of Directors. To the extent granted, awards are typically paid in February of each calendar year.

(d)The terms of the Crawford STIP and LTIP are incorporated herein by reference.

3.    Employee Benefits. You shall be eligible to participate in the employee benefit plans and programs maintained by the Company and offered to executive level employees from time to time, to the extent you otherwise qualify under the provisions of any such plans which are incorporated herein by reference. The Company reserves the right to modify its benefit offerings as it deems appropriate. The Company’s current vacation policy provides you with four weeks paid vacation per calendar year.

4.    Auto Allowance. During the term of your employment, at the your option, the Company shall either (i) provide an automobile suitable for your purposes, with an acquisition value not to exceed $40,000, or (ii) a monthly auto allowance of $640.00 payable bi-weekly in accordance with the Company’s standard payroll practices and subject to withholding taxes pay, all in accordance with the Company’s automobile program.

5.    At-Will Employment. Your employment with the Company is for no specified period of time. Your employment relationship will remain at-will and either you or the Company may terminate the relationship at any time, for any reason.

6.    Confidentiality and Non-Solicitation. The salary and benefits outlined in this Offer Letter are contingent upon your execution of the Confidentiality and Non-Solicitation Agreement attached hereto as Exhibit A.

7.    Enforceability; Governing Law. This Offer Letter, and all claims arising out of or related to this Offer Letter, will be governed by, enforced under and construed in accordance with the laws of the State of Georgia without regard to any conflicts or conflict of laws principles in the State of Georgia that may result in the application of the law of any other jurisdiction. The failure of either party at any time to require performance by another party of any provision of this Offer Letter will not constitute a waiver of that party’s right to require future performance.

8.    Entire Agreement. The provisions contained herein, incorporated herein by reference, and in Exhibit A hereto constitute the entire agreement between the parties with respect to your employment and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to your employment.

9.    Modification. No modification of this Offer Letter shall be valid unless in writing and signed by you and the EVP, Chief Financial Officer.

By signing this Offer Letter, you acknowledge that (a) you are not guaranteed employment for any definite duration and that either you or the Company may terminate your employment relationship with the Company

Exhibit 10

at any time, for any reason, (b) you were given the opportunity to consult with an attorney of your choosing prior to executing this Offer Letter, and (c) except as set forth herein, no promises or inducements for this Offer Letter have been made, and you are entering into the Offer Letter without reliance upon any statement or representation by the Company or its agents concerning any material fact.
Please contact me with any questions or issues that you may have concerning this Offer Letter.

Best regards,

/s/ W. Bruce Swain

Bruce Swain
Agreed and Accepted:
/s/ Dalerick Carden                 10/2/2014
Dalerick Carden                        Date

Exhibit 10

EXHIBIT "A"
CRAWFORD CONFIDENTIALITY & NONSOLICITATION AGREEMENT

This Agreement is made between Dalerick Carden ("Employee") and Crawford & Company (“Crawford” or “the Company”). In consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration including, but not limited to, the employment of Employee by Crawford, the wages offered and to be paid to Employee by Crawford during Employee’s employment, the training the Employee will receive from Crawford regarding compliance and the methods and operations of Crawford at considerable expense to Crawford, and access to and knowledge of Crawford’s Confidential Information and Trade Secrets the Employee will receive, the parties hereto agree as follows:

1.	Definitions:

a.	“Company” or “Crawford” means Crawford & Company, along with its subsidiaries, parents, affiliated entities, and includes the successors and assigns of Crawford or any such related entities.

b.	“Business of Crawford” means claims management, adjusting, administrative services and other services as may be stated in Crawford’s most current Annual Report.

c.
“Confidential Information” means information about the Company and its Employees and/or Customers which is not generally known outside of the Company, which employee learns of in connection with employee’s employment with the Company, and which would be useful to competitors of the Company. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, financial records, business plans, strategies and ideas, promotional materials, education and training materials, research and development, technology and software systems, price lists, and recruiting strategies; (2) the nature, origin, composition and development of the company’s products and services; (3) proprietary information and processes, and intellectual property; and (4) customer information and the manner in which the Company provides products and services to its customers.

d.	“Trade Secrets” means Confidential Information which meets the additional requirements of the Uniform Trade Secrets Act or similar state law.

2.
Duty of Confidentiality. Employee agrees that during employment with the Company and for a period of two (2) years following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Confidential Information (so long as the information remains confidential) without prior written consent of the Company. Employee further agrees that if Employee is questioned about information subject to this agreement by anyone not authorized to receive such information, Employee will promptly notify Employee’s supervisor(s) or an officer of the Company. This Agreement does not limit the remedies available under common or statutory law, which may impose longer duties of non-disclosure.

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Exhibit 10

3.
Non-Disclosure of Trade Secrets. Employee agrees that during employment with the Company and indefinitely following the cessation of that employment for any reason, Employee shall not directly or indirectly divulge or make use of any Trade Secrets (so long as the information remains a Trade Secret under the applicable state law) without prior written consent of the Company. Employee further agrees that if Employee is questioned about information subject to this agreement by anyone not authorized to receive such information, Employee will promptly notify Employee’s supervisor(s) or an officer of the Company.

4.
Return of Property and Information. Employee agrees to return all the Company's property within seven (7) days following the cessation of Employee's employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to employee or which employee has developed or collected in the scope of Employee’s employment, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, badges, passes, access cards, instruments, tools, devices, computers, mobile devices and phones, pagers, flashdrives/ thumbdrives, materials, documents, plans, records, notebooks, drawings, and papers.

5.
Non-Solicitation of Customers or Clients. Employee agrees that during employment with the company and for a period of twelve (12) months following the cessation of employment, provided the Employee’s cessation is voluntary or on the part of Employee, Employee will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Crawford from any of the customers or clients of the Company with or for whom Employee had contact or performed any services during the last year of Employee’s employment with the Company.

6.
Non-Recruitment of Employees. While employed by the Company and for a period of twelve (12) months following the voluntary termination of employment by Employee, Employee will not directly or indirectly solicit or attempt to solicit any employee of the Company for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company.

7.
Remedies. The parties agree that this Agreement is reasonable and necessary for the protection of the business and goodwill of Crawford and that any breach of this Agreement by Employee will cause Crawford substantial and irreparable harm entitling Crawford to injunctive relief and other equitable and legal remedies. Moreover, to the extent Employee breaches this Agreement, the time periods set forth herein are continued for the period of Employee’s breach of the Agreement. The prevailing party shall be entitled to recover its costs and attorney’s fees in any proceeding brought under this Agreement. The existence of any claim or cause of action by Employee against the Company, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

8.
Construction of Agreement & Severability. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due

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Exhibit 10

to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions are in time, territory, or scope of prohibited activities. This Agreement represents the entire understanding between Employee and the Company on the matters addressed herein and supersedes any such prior agreements and may not be modified, changed or altered by any promise or statement by the Company until such modification has been approved in writing and signed by both parties. The waiver by the Company of a breach of any provision of this Agreement by any employee shall not be construed as a waiver of rights with respect to any subsequent breach by Employee.

9.
At-Will Status. Nothing in this Agreement shall change or alter the status of your employment as being “at-will.” As such, either party may terminate the employment relationship at any time and for any reason.

10.	Choice of Law. This agreement shall be governed and interpreted according to the laws of the State of Georgia.

Employee has carefully read and understands the provisions of this Agreement, and understands that he/she has the right to seek independent advice or to propose modifications prior to signing the Agreement.

Executed at this 2nd day of October, 2014.

Atlanta (city),     GA (state)

/s/ Dalerick Carden         /s/ Phyllis Austin
Employee                    Crawford & Company
Dalerick Carden         By: Phyllis Austin
(Print Name)
Title: EVP Human Resources

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